January 25, 2010 Medium-Term Notes, Series D No. 2010-MTNDD482 Registration Statements Nos. 333-157386 and 333-157386-01 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Principal Protected Notes Based on the Value of the S&P 500® Index

due August 26, 2015

Principal Protected Notes provide investors with exposure to a broad-based U.S. equity market index with no downside risk to the initial investment. They are for investors who are concerned about principal risk and who are willing to forgo yield and upside above a maximum return in exchange for principal protection. The notes are senior unsecured obligations of Citigroup Funding Inc. All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company, and are subject to the credit risk of Citigroup Inc.

SUMMARY TERMS
Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company
Issue price:	$10 per note (see “Underwriting fee and issue price” below)
Stated principal amount:	$10 per note
Aggregate principal amount:	$
Pricing date:	February , 2010 (expected to price on or about February 22, 2010, or if such day is not a scheduled trading day, the next succeeding scheduled trading day).
Original issue date:	February , 2010 (3 business days after the pricing date)
Maturity date:	August 26, 2015
Interest:	None
Principal protection:	100%, subject to the credit risk of Citigroup Inc.
Underlying index:	The S&P 500® Index
Payment at maturity:

The payment at maturity per $10 stated principal amount will equal:

$10 + supplemental redemption amount, if any, subject to the maximum payment at maturity.

In no event will the payment at maturity be less than $10 or greater than the maximum payment at maturity per note

Supplemental redemption amount:	(i) $10 times (ii) the index percent change, provided that the supplemental redemption amount will not be less than $0 or greater than $5.00 to $6.00 (to be determined on the pricing date)
Maximum payment at maturity:	$15.00 to $16.00 per note (150% to 160% of the stated principal amount). The maximum payment at maturity will be determined on the pricing date
Index percent change:	(final index value - initial index value) / initial index value
Initial index value:	The index closing value on the pricing date
Final index value:	The index closing value on the determination date
Determination date:	August 21, 2015, subject to adjustment for non-index business days and certain market disruption events
CUSIP:	17314V668
ISIN:	US17314V6680
Listing:	The notes will not be listed on any securities exchange
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer. See “Supplemental information regarding plan of distribution; conflicts of interest”

Underwriting fee and issue price:	Price to public(1)	Underwriting fee(1)(2)	Proceeds to the issuer
Per note	$10.0000	$0.3500	$9.6500
Total	$	$	$

(1) The actual price to public and underwriting fee for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor. The lowest price payable by an investor is $9.9000 per note. Please see “Syndicate Information” on page 6 for further details.

(2) Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the underwriter), and their financial advisors will collectively receive from the underwriter, Citigroup Global Markets Inc., a fixed selling concession of $0.3500 for each note they sell. See “Fees and selling concessions” on page 6. This selling concession may be reduced for volume purchase discounts depending on the aggregate amount of the notes purchased by an investor. See “Syndicate Information” on page 6.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PRICING SUPPLEMENT, PROSPECTUS SUPPLEMENT AND PROSPECTUS,

EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Preliminary Pricing Supplement filed on January 25, 2010:

http://www.sec.gov/Archives/edgar/data/831001/000119312510012289/d424b2.htm

Prospectus Supplement filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm

Prospectus filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm

THE NOTES ARE NOT BANK DEPOSITS OR SAVINGS ACCOUNTS, AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement (File No. 333-157386) and other documents Citigroup Funding Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407.

Principal Protected Notes Based on the Value of the S&P 500® Index

due August 26, 2015

Investment Overview

Principal Protected Notes

The Principal Protected Notes provide investors:

■	an opportunity to gain exposure to the S&P 500® Index without having to acquire each of the component stocks included in the S&P 500® Index.
■

100% participation in any appreciation of the underlying index over the term of the notes, subject to a maximum payment at maturity of $15.00 to $16.00 per note (150% to 160% of the stated principal amount). The maximum payment at maturity will be determined on the pricing date.

■	100% principal protection regardless of the performance of the underlying index, subject to the credit risk of Citigroup Inc.

At maturity if the underlying index has depreciated or has not appreciated at all, the investment will redeem for the stated principal amount, without any yield on your investment.

Maturity:	5.5 years

Maximum payment at maturity:	$15.00 to $16.00 per note (150% to 160% of stated principal amount). The maximum payment at maturity will be determined on the pricing date

Principal protection:	100%, subject to the credit risk of Citigroup Inc.

Interest:	None

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc., consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.

Information as of market close on January 22, 2010:

Bloomberg Ticker Symbol:	SPX

Current Index Level:	1,091.76

52 Weeks Ago (on 1/22/2009):	827.5

52 Week High (on 1/19/2010):	1,150.23

52 Week Low (on 3/9/2009):	676.53

January 2010	Page 2

Principal Protected Notes Based on the Value of the S&P 500® Index

due August 26, 2015

Key Investment Rationale

The notes offer 100% participation in the positive performance of the underlying index, subject to the maximum payment at maturity of $15.00 to $16.00 per note, while protecting 100% of your principal, as described below, in exchange for forgoing current yield or interest.

Principal Protection	The notes offer investors exposure to the underlying index while maintaining 100% protection of the invested principal, subject to the credit risk of Citigroup Inc.

Best Case Scenario	The underlying index increases in value and, at maturity, the notes redeem for the sum of (i) the stated principal amount of $10 and (ii) 100% of the index percent change, subject to the maximum payment amount of $15.00 to $16.00 per note (150% to 160% of the stated principal amount). The maximum payment at maturity will be determined on the pricing date.

Worst Case Scenario	The underlying index declines or does not appreciate in value and, at maturity, the notes redeem for the stated principal amount of $10.

Summary of Selected Key Risks (see page 9)

■	The notes may not pay more than the stated principal amount at maturity and do not pay interest.

■	The return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional fixed-rate debt security of ours of comparable maturity.

■	The appreciation potential of the notes is limited to the maximum payment at maturity.

■

The market price of the notes may be influenced by many unpredictable factors. Prior to maturity the notes may, depending on market conditions (including movements in the underlying index, interest rates and the dividend rates on the stocks underlying the S&P 500® Index), trade below the original issue price and you may receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.

■	The notes are subject to the credit risk of Citigroup Inc., and any actual or anticipated changes to its credit ratings or its credit spreads may adversely affect the market value of the notes.

■	The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

■	Adjustments to the underlying index could adversely affect the value of the notes.

■	You have no shareholder rights.

■	Investing in the notes is not equivalent to investing in the underlying index.

■	The notes will not be listed on any securities exchange and secondary trading may be limited.

■	The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests.

■	Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the underlying index.

■	Special U.S. federal income tax rules will apply to U.S. holders.

January 2010	Page 3

Principal Protected Notes Based on the Value of the S&P 500® Index

due August 26, 2015

Fact Sheet

The notes are senior unsecured obligations of Citigroup Funding, will pay no interest and will have the terms described in this document and the accompanying pricing supplement related to this offering. At maturity, we will pay per note the stated principal amount of $10 plus a supplemental redemption amount, if any, based on the increase, if any, in the value of the underlying index. All payments due on the notes, including the repayment of the principal and the supplemental redemption amount, if any, are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company, and are subject to the credit risk of Citigroup Inc.

Expected Key Dates
Pricing Date	Original Issue Date (Settlement Date)	Maturity Date
February , 2010 (expected to price on or about February 22, 2010, or if such day is not a scheduled trading day, the next succeeding scheduled trading day).	February , 2010 (3 business days after the pricing date)	August 26, 2015

Key Terms
Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company.
Issue price:	$10 per note
Stated principal amount:	$10 per note
Denominations:	$10 per note and integral multiples thereof
Aggregate principal amount:	$
Interest:	None
Principal protection:	100%, subject to the credit risk of Citigroup Inc.
Underlying index:	The S&P 500® Index
Underlying index publisher:	Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc.
Payment at maturity:

The payment at maturity per $10 stated principal amount will equal:

$10 + supplemental redemption amount, if any, subject to the maximum payment at maturity

In no event will the payment at maturity be less than $10 or greater than the maximum payment at maturity per note.

Supplemental redemption amount:	(i) $10 times (ii) the index percent change, provided that the supplemental redemption amount will not be less than $0 or greater than $5.00 to $6.00 (to be determined on the pricing date)
Maximum payment at maturity:	$15.00 to $16.00 per note (150% to 160% of the stated principal amount). The maximum payment at maturity will be determined on the pricing date.
Index percent change:	(final index value - initial index value) / initial index value
Initial index value:	The index closing value on the pricing date
Final index value:	The index closing value on the determination date
Determination date:	August 21, 2015, subject to adjustment for non-index business days and certain market disruption events
Call right:	The notes are not callable prior to the maturity date.
Risk factors:	Please see “Risk Factors” beginning on page 9.

January 2010	Page 4

Principal Protected Notes Based on the Value of the S&P 500® Index

due August 26, 2015

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	17314V668
ISIN:	US17314V6680
Certain U.S. federal income tax considerations:

The following summarizes certain federal income tax considerations for initial U.S. investors who hold the notes as capital assets. Investors should refer to the accompanying pricing supplement related to this offering for additional information relating to U.S. federal income tax and consult their tax advisors in determining the tax consequences of an investment in the notes, including the application of state, local and other tax laws and the possible effects of changes in federal or other tax laws.

•     U.S. investors will be required to accrue interest income on the notes at a predetermined rate, which is deemed to accrue on a daily basis (the “Tax OID”) although they will receive no cash distributions on the notes until maturity.

•     At maturity or upon a taxable disposition of the notes, a U.S. holder will realize gain equal to the difference between cash received upon maturity or such taxable disposition and the U.S. holder’s adjusted tax basis in the notes. The adjusted tax basis in a note generally is its purchase price increased by any Tax OID previously accrued.

•     Any gain realized upon a sale or disposition of the notes generally will be treated as ordinary income.

•     Any loss realized by a U.S. holder upon a sale or disposition generally will be treated as an ordinary loss to the extent of the Tax OID inclusions with respect to the notes.

•     Any loss realized in excess of the Tax OID inclusion amount generally will be treated as capital loss.

In the case of a holder of the notes that is not a U.S. person, all payments made with respect to the notes and any gain realized upon the sale or other disposition of the notes will not be subject to U.S. income or withholding tax, provided that such payments and gain are not effectively connected with a U.S. trade or business of such holder and the holder complies with applicable certification requirements. Further, if such holder does not comply with applicable certification requirements (generally, an IRS form W-8BEN), such holder may be subject to backup withholding.

Notes beneficially owned by a non-U.S. holder who at the time of death is neither a resident nor a citizen of the United States generally should not be subject to U.S. federal estate tax, provided that interest in the notes is not then effectively connected with the conduct of a U.S. trade or business.

You should refer to the accompanying pricing supplement related to this offering for additional information relating to U.S. federal income tax treatment. You should also consult your own tax advisors to determine tax consequences particular to your situation.

Trustee:	The Bank of New York Mellon
Use of proceeds and hedging:

The net proceeds received from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our affiliates.

On, or prior to, the pricing date, we, through our affiliates or others, will hedge our anticipated exposure in connection with the notes by taking positions in futures or options contracts listed on major securities markets on the underlying index or the stocks included in the underlying index, or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could increase the value of the underlying index, and, accordingly, potentially increase the initial index value, and, therefore, the value at which the underlying index must be above on the determination date before you would receive at maturity a payment that exceeds the principal amount of the notes. For further information on our use of proceeds and hedging, see “Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?” in the accompanying pricing supplement related to this offering.

January 2010	Page 5

Principal Protected Notes Based on the Value of the S&P 500® Index

due August 26, 2015

ERISA and IRA purchase considerations:

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the notes as long as either (A) (1) no Citigroup Global Markets affiliate or employee or affiliate’s employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the notes or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the notes or (B) its acquisition and holding of the notes is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or Morgan Stanley Smith Barney or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of notes by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the accompanying pricing supplement related to this offering for more information.

Fees and selling concessions:

Citigroup Global Markets, an affiliate of Citigroup Funding and the underwriter of the sale of the notes, will receive an underwriting fee of $0.3500 for each note sold in this offering. From this underwriting fee, Citigroup Global Markets will pay selected dealers, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a fixed selling concession of $0.3500 for each note they sell. The underwriting fee and selling concession payable in connection with sales of the notes may be reduced for volume purchase discounts in accordance with the chart in “Syndicate Information” below.

Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors” below and “Risk Factors” and “Plan of Distribution; Conflicts of Interest” in the accompanying pricing supplement related to this offering for more information.

Supplemental information regarding plan of distribution; conflicts of interest:	Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering of the notes will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are NOT permitted to purchase the notes, either directly or indirectly. See “Plan of Distribution; Conflicts of Interest” in the accompanying pricing supplement related to this offering.
Calculation agent:	Citigroup Global Markets Inc.
Contact:	Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at 212-723-7288.

January 2010	Page 6

Principal Protected Notes Based on the Value of the S&P 500® Index

due August 26, 2015

Syndicate Information

The actual public offering price, the underwriting fee received by Citigroup Global Markets and the selling concession granted to selected dealers per note may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by a particular investor according to the following chart.

Syndicate Information

Aggregate principal amount of notes for any single investor	Price to public per note	Underwriting fee per note	Selling concession per note
<$1,000,000	$10.0000	$0.3500	$0.3500
≥$1,000,000 and <$3,000,000	$9.9500	$0.3000	$0.3000
≥$3,000,000 and <$5,000,000	$9.9250	$0.2750	$0.2750
≥$5,000,000	$9.9000	$0.2500	$0.2500

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the underwriter, if, within 30 days of the offering, the underwriter repurchases the notes distributed by such dealers.

The above Fact Sheet represents a summary of the terms and conditions of the notes. We encourage you to read the accompanying pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document, for more information.

January 2010	Page 7

Principal Protected Notes Based on the Value of the S&P 500® Index

due August 26, 2015

Hypothetical Payout on the Notes

At maturity, for each $10 stated principal amount of notes that you hold, you will receive the stated principal amount of $10 plus a supplemental redemption amount, if any, calculated on the determination date as follows:

(i)	$10 times (ii) the index percent change, provided that the supplemental redemption amount will not be less than zero.

In no event will the payment at maturity be greater than the maximum payment at maturity of $15.00 to $16.00 per note (150% to 160% of the stated principal amount). The maximum payment at maturity will be determined on the pricing date.

Because the value of the S&P 500® Index may be subject to significant fluctuations, it is not possible to present a chart or table illustrating a complete range of possible payments at maturity. The table below illustrates the hypothetical payment at maturity (including, where relevant, the payment of the hypothetical supplemental redemption amount), taking into account a hypothetical maximum payment at maturity of $15.50, for a $10 stated principal amount note for a hypothetical range of index percent changes and does not cover the complete range of possible payouts at maturity. If the hypothetical index percent change is greater than 55% you will receive only the hypothetical maximum payment at maturity of $15.50 per note, or 155% of the stated principal amount.

Hypothetical final index value	Hypothetical index percent change	Stated principal amount	Hypothetical supplemental redemption amount(1)	Hypothetical payment at maturity(2)	Hypothetical percent return on $10 note
330.00	-70.00%	$10.00	$0.00	$10.00	0.00%
440.00	-60.00%	$10.00	$0.00	$10.00	0.00%
550.00	-50.00%	$10.00	$0.00	$10.00	0.00%
660.00	-40.00%	$10.00	$0.00	$10.00	0.00%
770.00	-30.00%	$10.00	$0.00	$10.00	0.00%
880.00	-20.00%	$10.00	$0.00	$10.00	0.00%
990.00	-10.00%	$10.00	$0.00	$10.00	0.00%
1,100.00	0.00%	$10.00	$0.00	$10.00	0.00%
1,210.00	10.00%	$10.00	$1.00	$11.00	10.00%
1,320.00	20.00%	$10.00	$2.00	$12.00	20.00%
1,430.00	30.00%	$10.00	$3.00	$13.00	30.00%
1,540.00	40.00%	$10.00	$4.00	$14.00	40.00%
1,650.00	50.00%	$10.00	$5.00	$15.00	50.00%
1,716.00	56.00%	$10.00	$5.50	$15.50	55.00%
1,760.00	60.00%	$10.00	$5.50	$15.50	55.00%
1,870.00	70.00%	$10.00	$5.50	$15.50	55.00%
1,980.00	80.00%	$10.00	$5.50	$15.50	55.00%

(1) Hypothetical supplemental redemption amount = $10.00 × hypothetical index percent change, provided that the hypothetical supplemental redemption amount will not be less than zero nor more than $5.50.

(2) Hypothetical payment at maturity = $10.00 + hypothetical supplemental redemption amount.

January 2010	Page 8

Principal Protected Notes Based on the Value of the S&P 500® Index

due August 26, 2015

Payment at Maturity

100% principal protection. At maturity, we will pay you at least $10 plus the supplemental redemption amount, if any, subject to the maximum payment at maturity of $15.00 to $16.00 per note (150% to 160% of the stated principal amount). The maximum payment at maturity will be determined on the pricing date. The notes are senior unsecured obligations of Citigroup Funding. All payments on the notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company, and are subject to the credit risk of Citigroup Inc.

The supplemental redemption amount will be based on the underlying index. The supplemental redemption amount will be equal to the product of $10 times the percentage, if any, by which the final index value exceeds the initial index value. If the final index value is greater than the initial index value, the supplemental redemption amount will be calculated as follows:

supplemental redemption amount	=	$10 x	(final index value – initial index value)
initial index value

where,
initial index value	=	The index closing value on the pricing date

final index value	=	The index closing value on the determination date

In no event will the supplemental redemption amount result in a payment at maturity greater than the maximum payment at maturity of $15.00 to $16.00 per note (150% to 160% of the stated principal amount) (to be determined on the pricing date).

If the final index value is less than or equal to the initial index value, the supplemental redemption amount will be zero and investors will receive only the stated principal amount.

January 2010	Page 9

Principal Protected Notes Based on the Value of the S&P 500® Index

due August 26, 2015

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes. For further discussion of these and other risks you should read the section entitled “Risk Factors” in the accompanying pricing supplement related to this offering and “Risk Factors” in the accompanying prospectus supplement. We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the notes.

■

The notes may not pay more than the stated principal amount at maturity. If the final index value is less than or equal to the initial index value, you will receive only the stated principal amount of $10 for each note you hold at maturity, even if the closing value of the underlying index is greater than the initial index value at one or more times during the term of the notes.

■	The notes do not pay interest. You will not receive any periodic payments of interest or any other periodic payments on the notes.

■

Potential for a lower comparative yield. If the index percent change is less than approximately     %, the yield on the notes will be less than that which would be payable on a conventional fixed-rate debt security of ours of comparable maturity.

■

The notes have limited appreciation potential. The maximum payment at maturity is limited to $15.00 to $16.00 (150% to 160% of the stated principal amount) for each note you hold. The actual maximum payment at maturity will be determined on the pricing date. If the index percent change is greater than 150% to 160%, the notes will provide a lower return than an investment in a similar security that does not have a maximum return limit.

■

Market price of the notes will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which Citigroup Global Markets may be willing to purchase or sell the notes in the secondary market, including: the value of the underlying index at any time and, in particular, on the determination date, the volatility of the underlying index, interest and yield rates in the market, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the stocks underlying the index, or stock markets generally, and that may affect the final index value, the time remaining to the maturity of the notes, the dividend rate on the stocks underlying the index and any actual or anticipated changes in our credit ratings or credit spreads. Thus, the notes may trade at prices below their initial issue price of $10 per note. You could receive substantially less than the amount of your initial investment if you sell your notes prior to maturity.

■

The notes are subject to the credit risk of Citigroup Inc. and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes. Investors are dependent on the ability of Citigroup Funding and Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the notes, to pay all amounts due on the notes at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the notes.

■

The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets is willing to purchase the notes in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the notes, as well as the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

■

Adjustments to the underlying index could adversely affect the value of the notes. The publisher of the underlying index can add, delete or substitute the stocks underlying the index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the underlying index. The publisher of the underlying index may also discontinue or suspend calculation or publication of the underlying index at any time. Any of these actions could adversely affect the value of the notes. Where the underlying index is discontinued, Citigroup Global Markets, as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the underlying index and is not precluded from considering indices that are calculated and published by Citigroup Global Markets or any of its affiliates.

■

You have no shareholder rights. As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the index.

■

Investing in the notes is not equivalent to investing in the underlying index. Investing in the notes is not equivalent to investing in the underlying index or its component stocks. See “Hypothetical Payout on the Notes” above.

■

The notes will not be listed on any securities exchange and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. Citigroup Global

January 2010	Page 10

Principal Protected Notes Based on the Value of the S&P 500® Index

due August 26, 2015

Markets may, but is not obligated to, make a market in the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

■

The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests. The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. As calculation agent, Citigroup Global Markets will determine the initial index value and the final index value, and will calculate the supplemental redemption amount, if any, you will receive at maturity. Determinations made by Citigroup Global Markets, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a discontinuance of the underlying index, may adversely affect the payment to you on the notes at maturity.

■

Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the notes. Citigroup Global Markets, the calculation agent, is our subsidiary. Citigroup Global Markets or other affiliates of ours will carry out hedging activities related to the notes (and possibly to other instruments linked to the underlying index or its component stocks), including trading in the component stocks of the underlying index as well as in other instruments related to the underlying index. Citigroup Global Markets and some of our other subsidiaries also trade in component stocks of the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value and, therefore, could increase the value at which the underlying index must close on the determination date before you receive a supplemental redemption amount greater than zero. Additionally, such hedging or trading activities during the term of the notes, including on the determination date, could adversely affect the value of the underlying index on the determination date and, accordingly, the amount of cash an investor will receive at maturity.

■

Special U.S. federal income tax rules will apply to U.S. holders. The notes will be treated by Citigroup Funding as contingent payment debt obligations of Citigroup Funding, and by accepting a note, each holder of a note agrees to this treatment of the note. Special U.S. federal income tax rules apply to contingent payment debt obligations. Under these rules, a U.S. holder will be required to accrue interest income on the note although U.S. holders will receive no payments with respect to the note before maturity and regardless of whether the U.S. holder uses the cash or accrual method of tax accounting. In addition, upon the sale, exchange or other disposition of a note, including redemption of the note at maturity, a U.S. holder generally will be required to treat any gain recognized upon the disposition of the note as ordinary income, rather than capital gain. You should refer to the section “Certain United States Federal Income Tax Considerations” in the accompanying pricing supplement related to this offering for more information.

January 2010	Page 11

Principal Protected Notes Based on the Value of the S&P 500® Index

due August 26, 2015

Information about the Underlying Index

The S&P 500® Index. The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc. (“S&P”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see “Description of the S&P 500® Index” in the accompanying pricing supplement related to this offering.

License Agreements. “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Citigroup Inc., Citigroup Funding and its affiliates. The license agreement between S&P and Citigroup Global Markets provides that the following language must be stated in this offering summary:

The notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly. S&P’s only relationship to Citigroup Funding and its affiliates (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks, trade names and service marks of S&P and of the S&P 500® Index, which is determined, composed and calculated by S&P without regard to Citigroup Funding, its affiliates or the holders of the notes. S&P has no obligation to take the needs of Citigroup Funding, its affiliates or the holders of the notes into consideration in determining, composing or calculating the S&P 500® Index. S&P is not responsible for and has not participated in the determination of the timing of the sale of the notes, prices at which the notes are initially to be sold, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP FUNDING, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD-PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P AND CITIGROUP FUNDING.

For additional information, see “Description of the S&P 500® Index” in the accompanying pricing supplement related to this offering.

January 2010	Page 12

Principal Protected Notes Based on the Value of the S&P 500® Index

due August 26, 2015

Historical Information. The following table presents the published high and low closing values, as well as end-of-quarter closing values, of the underlying index from January 3, 2005 through January 22, 2010. The closing value of the underlying index on January 22, 2010 was 1,091.76. We obtained the closing values and other information below from Bloomberg Financial Markets, without independent verification. The underlying index experiences periods of high volatility, and you should not take the historical values of the underlying index as an indication of future performance.

S&P 500® Index	High	Low	Period End
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter (through January 22, 2010)	1,150.23	1,091.76	1,091.76

January 2010	Page 13